EXHIBIT 5

July 29, 1996

The Sports Authority, Inc.
3383 North State Road 7
Ft. Lauderdale, Florida 33319


Re: The Sports Authority, Inc. -- Form S-8 Registration Statement Relating to The Sports Authority, Inc.
         1996 Stock Option and Restricted Stock Plan


Ladies and Gentlemen:

As your counsel, we have assisted in the preparation of the above-referenced Registration Statement on Form S-8 (the "Registration Statement") for filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder.

The Registration Statement relates to 2,250,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of The Sports Authority, Inc. (the "Company") which may be issued pursuant to The Sports Authority, Inc. 1996 Stock Option and Restricted Stock Plan (the "Plan"). We have examined the Company's Restated Certificate of Incorporation, By-Laws, as amended, minutes and such other documents, and have made such inquiries of the Company's officers, as we have deemed appropriate. In our examination, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, and the conformity with originals of all items submitted to us as copies.

Based upon the foregoing, it is our opinion that the Company's Common Stock, when issued and delivered in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.


Very truly yours,


/s/  Morgan, Lewis & Bockius LLP

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